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                                                                   Exhibit 10.11
                                                                  Execution Copy








                            ASSET PURCHASE AGREEMENT



                                       AND



                            SHARE PURCHASE AGREEMENT



                                      AMONG



                         PACIFIC GATEWAY EXCHANGE, INC.,



                   PACIFIC GATEWAY EXCHANGE (BERMUDA) LIMITED



                                       AND



                     METROMEDIA FIBER NETWORK SERVICES, INC.



                                   May 2, 2000





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                            ASSET PURCHASE AGREEMENT

         Agreement entered into on May 2, 2000, by and among METROMEDIA FIBER NETWORK SERVICES, INC., a Delaware corporation (the "Buyer"), PACIFIC GATEWAY EXCHANGE, INC., a Delaware corporation ("PGE"), and PACIFIC GATEWAY EXCHANGE (BERMUDA) LIMITED, a Bermuda limited-liability company (the "Seller"). The Buyer, PGE and the Seller are referred to collectively herein as the "Parties."

         This Agreement contemplates a transaction in which the Buyer will purchase the assets of the Seller listed on Exhibit A hereto in return for cash and the assumption of the liabilities related to such assets.

         Now, therefore, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

         1. Definitions.

         "Acquired Assets" means collectively, the Trans-Pacific Cable Assets, the PGE Japan, Ltd. Assets and PGE Japan Backhaul, Inc. Assets.

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgements, orders, decrees, damages, dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys' fees and expenses.

         "Affiliate" means, with respect to any Person, any other Person controlling, controlled by or under common control with the first Person. A Person shall be deemed to control another Person if the first Person directly or indirectly owns 10% or more of the equity interests in the second Person, has the right to designate one or more of the members of the second Person's managers or board of directors or similar governing body, or has the actual ability to control the actions of the second Person.

         "Assumed Liabilities" means the liabilities and obligations of the Seller (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) with respect to the Acquired Assets, including (a) the liabilities of the Seller with respect to the Acquired Assets for unpaid taxes with respect to periods prior to the Closing (excluding any Income Taxes of the Seller) and (b) all other liabilities and obligations of the Seller with respect to the Acquired Assets set forth in the Disclosure Letter; provided, however, that the Assumed Liabilities shall not include (i) any liability or obligation of the Seller under this Agreement (or under any other agreement or instrument between the Seller on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), or (ii) any liabilities of the Seller for income, transfer, sales, use, and other taxes arising in connection with the consummation of the transactions contemplated hereby.

         "Bankruptcy-Remote Subsidiary" means a special purpose Subsidiary of PGE, formed either
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in the United States of America, Bermuda or another foreign jurisdiction, which other foreign jurisdiction shall be approved by the Buyer. Each such Subsidiary would have as its sole authorized purpose the ownership of Japan - United States Cable Network capacity and related backhaul capacity and the sale or lease of that capacity, either to unrelated customers or to other PGE entities, but in the latter case the capacity would not be permitted to be resold or subleased without the consent of all managers or directors of such Subsidiary. In addition, each such Subsidiary would be required, pursuant to its operating agreement or charter, to have one director or manager designated by the Buyer, and would not be authorized to incur indebtedness or to file a petition under the U.S. Bankruptcy Code or any similar statute of another jurisdiction or to amend such provisions of its operating agreement or charter without the consent of all managers or directors.

         "Buyer" has the meaning set forth in the preface above.

         "Capacity Sales Agreements" means the agreements Seller entered into for the sale of fiber optic cable capacity with various parties, as listed in the Disclosure Letter.

         "Cash" means cash and cash equivalents (including marketable securities and short term investments).

         "Closings" has the meaning set forth in ss.2(d) below.

         "C&MA" means the Japan-U.S. Cable Network Construction & Management Agreement.

         "Disclosure Letter" has the meaning set forth in ss.3 below.

         "Income Taxes" means all income taxes and consumption taxes.

         "Indemnified Party" has the meaning set forth in ss.8(d) below.

         "Indemnifying Party" has the meaning set forth in ss.8(d) below.

         "Knowledge" means actual knowledge.

         "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

         "Party" has the meaning set forth in the preface above.

         "Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

         "PGE" has the meaning set forth in the preface above.

         "PGE Japan Backhaul, Inc. Assets" means the assets listed under Section III of Exhibit A hereto.

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         "PGE Japan Backhaul, Inc. Assets Closing" has the meaning set forth in ss.2(d) below.

         "PGE Japan Backhaul, Inc. Assets Closing Date" has the meaning set forth in ss.2(d) below.

         "PGE Japan, Ltd. Assets" means the assets listed under Section II of Exhibit A hereto.

         "PGE Japan, Ltd. Assets Closing" has the meaning set forth in ss.2(d) below.

         "PGE Japan, Ltd. Assets Closing Date" has the meaning set forth in ss.2(d) below.

          "Purchase Price" has the meaning set forth in ss.2(c) below.

         "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

         "Seller" has the meaning set forth in the preface above.

         "Seller Party" means the Seller and each of its Affiliates, including, without limitation, PGE and its subsidiaries.

         "STM-1" means a digital loop of 155,520,000 bit/sec digital line section in each direction with an interface in accordance with ITU-T Recommendations G.707 "Network Node Interface for Synchronous Digital Hierarchy" Issue 1996 (STM-1).

         "Subsidiary" of a Person means another Person, if the first Person owns more than 50% of the equity interests in the second Person, has the right to designate a majority of the members of the second Person's managers or board of directors or similar governing body, or has the actual ability to control the actions of the second Person.

         "Third Party Claim" has the meaning set forth in ss.8(d) below.

         "Trans-Pacific Cable Assets" means the assets listed under Section I of Exhibit A hereto.

         "Trans-Pacific Cable Assets Closing" has the meaning set forth in ss.2(d) below.

         "Trans-Pacific Cable Assets Closing Date" has the meaning set forth in ss.2(d) below.

         2. The Transactions.

            (a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from the Seller, and the Seller agrees to sell, transfer, convey, and deliver to the Buyer, all of the Acquired Assets at the Trans-Pacific Cable Assets

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Closing, the PGE Japan, Ltd. Assets Closing and the PGE Japan Backhaul, Inc.
Assets Closing, as appropriate, for the consideration specified below in ss.2(b) and (c) below.

            (b) Assumption of Liabilities. On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume and become responsible for (i) all of the Assumed Liabilities relating to the Trans-Pacific Cable Assets at the Trans-Pacific Cable Assets Closing, (ii) all of the Assumed Liabilities relating to the PGE Japan, Ltd. Assets at the PGE Japan, Ltd. Assets Closing and (iii) all of the Assumed Liabilities relating to the PGE Japan Backhaul, Inc. Assets at the PGE Japan Backhaul, Inc. Assets Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or liability of the Seller not included within the definition of Assumed Liabilities.

            (c) Purchase Price. (i) The Buyer agrees to pay to the Seller at the Trans-Pacific Cable Assets Closing $46,654,497 (the "Trans-Pacific Cable Assets Purchase Price") by delivery of cash for the cash portion of the Trans-Pacific Cable Assets Purchase Price payable by wire transfer or delivery of other immediately available funds, as more full described in Section I of Exhibit B hereto.

                (ii) The Buyer agrees to pay to the Seller at the PGE Japan, Ltd. Assets Closing $2,440,238 (the "PGE Japan, Ltd. Assets Purchase Price "), which amount represents the total capital contributions made by PGE to PGE Japan, Ltd., a Japanese kabushiki kaisha, prior to the date hereof, by delivery of cash payable by wire transfer or delivery of other immediately available funds, as more fully described in Section II of Exhibit B hereto.

                (iii) The Buyer agrees to pay to the Seller at the PGE Japan Backhaul, Inc. Asset Closing $192,453 (the "PGE Japan Backhaul, Inc. Assets Purchase Price"), which amount represents the total capital contributions made by PGE to PGE Japan Backhaul, Inc., a Delaware corporation, prior to the date hereof, by delivery of cash payable by wire transfer or delivery of other immediately available funds, as more fully described in Section II of Exhibit B hereto.

            (d) The Closings. (i) The Trans-Pacific Cable Assets Closing. The closing of the transactions contemplated by this Agreement with respect to the Trans-Pacific Cable Assets (the "Trans-Pacific Cable Assets Closing") shall take place at the offices of Mayer, Brown & Platt in New York, New York, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby with respect to the Trans-Pacific Cable Assets (other than conditions with respect to actions the respective Parties will take at the Trans-Pacific Cable Assets Closing itself) or such other date as the Parties may mutually determine (the "Trans-Pacific Cable Assets Closing Date").

                (ii) The PGE Japan, Ltd. Assets Closing. The closing of the transactions contemplated by this Agreement with respect to the PGE Japan, Ltd. Assets ( the "PGE Japan, Ltd. Assets Closing") shall take place at the offices of Mayer, Brown & Platt in New York, New York, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby with respect to the PGE Japan, Ltd. Assets (other than conditions with respect to actions the respective

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Parties will take at the PGE Japan, Ltd. Assets Closing itself) or such other date as the Parties may mutually determine (the "PGE Japan, Ltd. Assets Closing Date").

                (iii) The PGE Japan Backhaul, Inc. Assets Closing. The closing of the transactions contemplated by this Agreement with respect to the PGE Japan Backhaul, Inc. Assets ( the "PGE Japan Backhaul, Inc. Assets Closing") shall take place at the offices of Mayer, Brown & Platt in New York, New York, commencing at 9:00 a.m. local time on the business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby with respect to the PGE Japan Backhaul, Inc. Assets (other than conditions with respect to actions the respective Parties will take at the PGE Japan Backhaul, Inc. Assets Closing itself) or such other date as the Parties may mutually determine (the "PGE Japan Backhaul, Inc. Assets Closing Date").

                (iv) The Trans-Pacific Cable Assets Closing, the PGE Japan, Ltd. Assets Closing and the PGE Japan Backhaul, Inc. Assets Closing may occur at different times or simultaneously, and the occurrence of one shall not be dependent upon the occurrence of either of the others. Together, the Trans-Pacific Cable Assets Closing, the PGE Japan, Ltd. Assets Closing and the PGE Japan Backhaul, Inc. Assets Closing shall be referred to as the "Closings".

            (e) Deliveries at the Closings. At the Closings, (i) the Seller will deliver to the Buyer the various certificates, instruments, and documents referred to in ss.6(a) below; (ii) the Buyer will deliver to the Seller the various certificates, instruments, and documents referred to in ss.6(b) below;
(iii) the Seller will execute, acknowledge (if appropriate), and deliver to the Buyer such instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to the Seller such instruments of assumption as the Seller and its counsel may request; and (v) the Buyer will deliver to the Seller the Purchase Price specified in ss.2(c) above.

         3. Representations and Warranties of the Seller. PGE and the Seller jointly and severally represent and warrant to the Buyer that the statements contained in this ss.3 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.3), except as set forth in the disclosure letter delivered by the Seller on the date hereof (the "Disclosure Letter"). The Disclosure Letter will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this ss.3.

            (a) Organization of the Seller. Each of PGE and the Seller is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (b) Authorization of Transaction. Each of PGE and the Seller has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. Without limiting the generality of the foregoing, the board of directors of the Seller has duly authorized the execution, delivery, and performance of this Agreement by the Seller and no other authorization is required. This Agreement constitutes the valid and legally binding obligation of each of PGE and the Seller, enforceable in accordance with its

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terms and conditions, subject to applicable bankruptcy, insolvency, moratorium and other similar laws relating to creditors rights generally and to general principles of equity.

            (c) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court or governmental or arbitral tribunal to which any Seller Party is subject (and, in the case of any injunction, judgment, order, decree, ruling or charge of a court or governmental or arbitral tribunal, or which a Seller Party has been informed) or any provision of the charter or bylaws of any Seller Party or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which any Seller Party is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Security Interest would not have a material adverse effect on the financial condition of PGE and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement. To the Knowledge of the Seller, the Seller does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above), except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a material adverse effect on the financial condition of the Seller or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

            (d) Legal Compliance. Each of PGE and the Seller has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), except where the failure to comply would not have a material adverse effect upon the financial condition of PGE and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

            (e) Contracts. ss.3(e) of the Disclosure Letter lists all written contracts and other written agreements to which any of the Seller Parties is a party the performance of which will involve any of the Acquired Assets. The Seller has delivered to the Buyer a correct and complete copy of each contract or other agreement listed in ss.3(e) of the Disclosure Letter (as amended to date). Except for the C&MA, none of such written contracts and other written agreements constitutes an Assumed Liability.

            (f) Litigation. ss.3(f) of the Disclosure Letter sets forth each instance in which the Seller, with respect to the Acquired Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or
(ii) is or may be a party to any pending, or, to the knowledge of PGE and the Seller, to any threatened action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign

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jurisdiction, except where the injunction, judgment, order, decree, ruling, action, suit, proceeding, hearing, or investigation would not have a material adverse effect on the financial condition of PGE and its Subsidiaries taken as a whole or on the ability of the Parties to consummate the transactions contemplated by this Agreement.

            (g) Financial and Other Statements.

                (i) The financial statements of PGE Japan, Ltd., PGE Japan Backhaul, Inc. and Japan Backhaul Co., Ltd. furnished by the Seller to the Buyer prior to the date hereof have been prepared in accordance with U.S. generally accepted accounting principles consistently applied, except for the omission of footnotes, and present fairly in all material respects the financial condition and results of operations of each such company as of and for the periods set forth therein.

                (ii) Section 3(g) of the Disclosure Letter sets forth all liabilities of PGE Japan, Ltd., PGE Japan Backhaul, Inc. and Japan Backhaul Co., Ltd. that are not reflected in the balance sheets contained in such financial statements.

                (iii) The statements relating to PGE Japan, Ltd. and PGE Japan Backhaul, Inc. furnished by the Seller to the Buyer pursuant to ss.6(a)(vii) present fairly in all material respects the amounts paid and investments made to date by each entity with respect to each of the Trans-Pacific Cable Assets, the PGE Japan, Ltd. Assets and the PGE Japan Backhaul, Inc. Assets, and the latest available estimates of future amounts payable and investments to be made with respect to each of these assets.

            (h) Disclaimer of other Representations and Warranties. Except as expressly set forth in this ss.3, the Seller makes no representation or warranty, express or implied, at law or in equity, in respect of any of the Acquired Assets, liabilities or operations, including, without limitation, with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed. The Buyer hereby acknowledges and agrees that, except to the extent specifically set forth in this ss.3, the Buyer is purchasing the Acquired Assets on an "as-is, where-is" basis. Without limiting the generality of the foregoing, the Seller makes no representation or warranty regarding any assets other than the Acquired Assets or any liabilities other than the Assumed Liabilities, and none shall be implied at law or in equity.

         4. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller that the statements contained in this ss.4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this ss.4).

            (a) Organization of the Buyer. The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

            (b) Authorization of Transaction. The Buyer has full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement has been duly authorized

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by all requisite corporate action of the Buyer. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject to applicable bankruptcy, insolvency, moratorium and other similar laws relating to creditors rights generally and to general principles of equity.

            (c) Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in ss.2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. The Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in ss.2 above).

         5. Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closings.

            (a) General. Each of the Parties will use its best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in ss.6 below).

            (b) Notices and Consents. The Seller will give any notices to third parties, and the Seller will use its best efforts to obtain any third party consents, that the Buyer reasonably may request in connection with the matters referred to in ss.3(c) above. Each of the Parties will give any notices to, make any filings with, and use its best efforts to obtain any authorizations, consents, and necessary approvals of governments and governmental agencies, if any, in connection with the matters referred to in ss.3(c) and ss.4(c) above.

            (c) Additional Sales of Capacity. The Seller will not enter into any transaction for further sales of capacity with respect to the Acquired Assets.

            (d) Transition. The Seller will not take any action that is designed or intended to have the effect, or could have the reasonably foreseeable effect, of discouraging any lessor, or customer of the Seller with respect to the Acquired Assets from maintaining the same business relationships with the Buyer and its Affiliates after the Closings as it maintained prior to the Closings with the Seller Parties.

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            (e) Notice of Developments.

                (i) The Seller shall promptly notify the Buyer of any development which would constitute a breach of any of its representations and warranties in ss.3(d)-(f) above. Unless the Buyer has the right to terminate this Agreement pursuant to ss.7(a)(ii) below by reason of the development and exercises that right within the period of 10 business days referred to in ss.7(a)(ii) below, the written notice pursuant to this ss.5(e)(i) will be deemed to have amended the Disclosure Letter, to have qualified the representations and warranties contained in ss.3 above, and to have cured any misrepresentation or breach of warranty that otherwise might have existed hereunder by reason of the development.

                (ii) Each Party will give prompt written notice to the other Party of any material adverse development which would constitute a breach of any of its own representations and warranties in ss.3(a)-(c) and ss.4 above. No disclosure by any Party pursuant to this ss.5(e)(ii), however, shall be deemed to amend or supplement the Disclosure Letter or to prevent or cure any misrepresentation or breach of warranty.

            (f) Exclusivity. The Seller will not solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition the Acquired Assets; provided, however, that the Seller, and its directors and officers, will remain free to participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing to the extent they are advised in writing by their outside counsel that their fiduciary duties so require, and, provided, further, that the Seller shall immediately notify the Buyer of the existence of any such discussions or negotiations.

         6. Conditions to Obligation to Close.

            (a) Conditions to Obligation of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by it in connection with each of the Closings is subject to satisfaction of the following conditions:

                (i) the representations and warranties set forth in ss.3 above shall be true and correct in all material respects at and as of the Closing Dates;

                (ii) the Seller shall have performed and complied with all of its covenants hereunder in all material respects through each Closing;

                (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                (iv) (A) With respect to the Trans-Pacific Cable Assets, the Seller shall have obtained confirmation from the Japan-U.S. Management Committee that Seller is in good standing under the Japan-U.S. C&MA;

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                     (B) With respect to the PGE Japan, Ltd. Assets, the
                Seller shall have obtained all necessary board of directors' approvals, regulatory consents or waivers and financial institution consents, if any; and

                     (C) With respect to the PGE Japan Backhaul, Inc. Assets,
                the Seller shall have obtained the consent of KDD Submarine Cable Systems, Inc. ("KDD/SCS") pursuant to the terms of the Joint Venture Agreement between PGE and KDD/SCS dated August 31, 1999, which consent shall include an acknowledgement by KDD/SCS that (I) "Japan Backhaul Co., Ltd.'s business," for purposes of
                Section 17.1 of the JV Agreement, currently consists solely of the acquisition and sale or lease of backhaul capacity from the Japan-U.S. Cable Network terminal at Maruyama, Japan to Tokyo and carrying traffic originating on such network, and (II) the post formation capital requirements as agreed by the parties to the JV Agreement pursuant to Section 5.3 thereof are as set forth in Section 6(a)(iv)(C) of the Disclosure Letter.

                (v) the relevant parties shall have entered into the IRU Agreement in form and substance as set forth in Exhibit C attached hereto and the same shall be in full force and effect;

                (vi) the relevant parties shall have entered into the Memorandum regarding Voice Operations in form and substance as set forth in Exhibit D attached hereto and the same shall be in full force and effect;

                (vii) the Seller shall have delivered to the Buyer statements evidencing amounts paid and investments made to date with respect to each of the Trans-Pacific Cable Assets, the PGE Japan, Ltd. Assets and the PGE Japan Backhaul, Inc. Assets, and the latest available estimates of future amounts payable and investments to be made with respect to each of these assets;

                (viii) the Seller shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in ss.6(a)(i)-(vii) is satisfied in all respects; and

                (ix) all actions to be taken by the Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer.

         The Buyer may waive any condition specified in this ss.6(a) if it executes a writing so stating at or prior to any of the Closings.

            (b) Conditions to Obligation of the Seller. The obligation of the Seller to consummate the transactions to be performed by it in connection with any of the Closings is subject to satisfaction of the following conditions:

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                (i) the representations and warranties set forth in ss.4 above shall be true and correct in all material respects at and as of each of the Closing Dates;

                (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through each of the Closings;

                (iii) there shall not be any injunction, judgment, order, decree, ruling, or charge in effect preventing consummation of any of the transactions contemplated by this Agreement;

                (iv) the Buyer shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in ss.6(b)(i)-(iii) is satisfied in all respects;

                (v) the relevant parties shall have entered into the IRU Agreement in form and substance as set forth in Exhibit D and the same shall be in full force and effect; and

                (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Seller.

         The Seller may waive any condition specified in this ss.6(b) if it executes a writing so stating at or prior to any of the Closings.

         7. Termination.

            (a) Termination of Agreement. The Parties may terminate this Agreement as provided below:

                (i) the Buyer and the Seller may terminate this Agreement by mutual written consent at any time prior to any of the Closings;

                (ii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to any of the Closings in the event the Seller has within the then previous ten (10) business days given the Buyer any notice pursuant to ss.5(e)(i) above;

                (iii) the Buyer may terminate this Agreement by giving written notice to the Seller at any time prior to any of the Closings (A) in the event the Seller has breached any material representation, warranty, or covenant contained in this Agreement (other than the representations and warranties in ss.3(d)-(f) above) in any material respect, the Buyer has notified the Seller of the breach, and the breach has continued without cure for a period of thirty
(30) days after the notice of breach or (B) if all of the Closings shall not have occurred on or before July 31, 2000, by reason of the failure of any condition precedent under ss.6(a) hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

                (iv) the Seller may terminate this Agreement by giving written notice to the Buyer at any time prior to any of the Closings (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, the Seller has notified the Buyer of the breach, and the breach has continued without cure for a period of thirty (30) days after the notice of breach or (B) if all of the Closings shall not have occurred on or before July 31, 2000, by reason of the failure of any condition precedent under ss.6(b) hereof (unless the failure results primarily from the Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

            (b) Effect of Termination. (i) If any Party terminates this Agreement pursuant to ss.7(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach) except as set forth in ss.7(b)(iv) below.

                (ii) There shall be no breakup costs as a result of termination of this Agreement except as set forth in ss.7(b)(iv) below.

                (iii) If this Agreement is terminated by the Buyer pursuant to ss.7(a)(ii) or (iii)(A), the Seller shall be restricted from selling the assets so affected for a period of six (6) months from the date of termination.

                (iv) If the Buyer terminates this Agreement pursuant to ss.7(a)(ii) or (iii) above, the Buyer shall have the option to acquire all of Seller's capacity on the Japan - U.S. Cable Network at Seller's per-unit acquisition cost, except for forty-eight (48) STM-1s, to which Buyer will have no rights or options to acquire. This option will be enforceable against any Seller Party and any acquirer or successor in interest to any relevant Seller Party's interest in Seller's rights with respect to the Japan - U.S. Cable Network.

         8. Indemnification and Survival of Representations and Warranties.


            (a) Survival of Representations and Warranties. All of the representations and warranties of the Seller contained in ss.3(d)-(f) of this Agreement shall survive the Closings (unless the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of any of the Closings) and continue in full force and effect for a period of two years thereafter. All of the other representations and warranties of the Buyer and the Seller contained in this Agreement (including the representations and warranties of the Seller contained in ss.3(a)-(c) thereof) shall survive the Closings (unless the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of any of the Closings) and continue in full force and effect forever thereafter (subject to any applicable statutes of limitations).

            (b) Indemnification of Seller.

                (i) In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to ss.8(a) above, then the Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Seller shall suffer after the end of any applicable survival period) caused by the breach.

                (ii) The Buyer agrees to indemnify the Seller from and against the entirety of any Adverse Consequences the Seller shall suffer caused by any liability of the Seller which is an Assumed Liability.

            (c) Indemnification of Buyer.

                (i) In the event the Seller breaches any of its representations, warranties, and covenants contained in the Asset Purchase Agreement, and, if there is an applicable survival period pursuant to ss.8(a) above, then the Seller agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer through and after the date of the claim for indemnification (but excluding any Adverse Consequences the Buyer shall suffer after the end of any applicable survival period) caused by the breach; provided, however, that the Seller shall not have any obligation to indemnify the Buyer from and against any Adverse Consequences caused by the breach of any representation or warranty of the Seller contained in ss.3(d)-(f) of the Asset Purchase Agreement: (A) until the Buyer has suffered Adverse Consequences by reason of all such breaches in excess of a $250,000 aggregate threshold (after which point the Seller will be obligated to indemnify the Buyer from and against all such Adverse Consequences) or thereafter (B) to the extent the Adverse Consequences the Buyer has suffered by reason of all such breaches exceeds a $65,000,000 aggregate ceiling (after which point the Seller will have no obligation to indemnify the Buyer from and against further such Adverse Consequences).

                (ii) The Seller agrees to indemnify the Buyer from and against any Adverse Consequences the Buyer shall suffer caused by any liability of the Seller which is not an Assumed Liability (including any liability of the Seller that becomes a liability of the Buyer under any bulk transfer law of any jurisdiction, under any common law doctrine of de facto merger or successor liability, or otherwise by operation of law).

            (d) Matters Involving Third Parties.

                (i) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this ss.8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing, provided that the failure of an Indemnified Party to give prompt notice shall not relieve the Indemnifying Party of its indemnification obligations except to the extent that the Indemnifying Party shall have been materially prejudiced thereby.

                (ii) Any Indemnifying Party will have the right at any time to assume and thereafter conduct the defense of the Third Party Claim with counsel of his or its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon the Indemnified Party.

                (iii) Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in ss.8(d)(ii) above, however, the Indemnified Party may defend against the Third Party Claim in any manner he or it reasonably may deem appropriate, and such reasonable defense costs shall remain indemnifiable hereunder.

            (e) Exclusive Remedy. The Buyer and the Seller acknowledge and agree that the foregoing indemnification provisions in this ss.8 shall be the exclusive remedy of the Buyer and the Seller with respect to the transactions contemplated by this Agreement.

         9. Miscellaneous.

            (a) Press Releases and Public Announcements. Neither Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Party and obtain its consent, which consent shall not be unreasonably withheld or delayed, prior to making the disclosure).

            (b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

            (c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

            (d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party, except that the Buyer may assign this Agreement, or specific rights hereunder, to any Affiliate, and that upon consummation of the transactions contemplated hereby, the Buyer may assign the rights obtained hereunder without restriction (other than restrictions to which such rights may be subject pursuant to their terms).

            (e) Counterparts; Facsimile Signatures. This Agreement may be executed in one or more counterparts, and by facsimile transmission, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

            (f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

            (g) Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:


         If to PGE or the Seller:   Pacific Gateway Exchange, Inc.
                                    500 Airport Boulevard
                                    Suite 340
                                    Burlingame, CA  94010
                                    Phone: (650) 375-6700
                                    Fax: (650) 375-6799
                                    Attention:  Chief Operating Officer

                         Copy to:   Bank of America, N.A.
                                    555 S. Flowers Street
                                    MC CA 9706-010-10
                                    Los Angeles, CA  90071
                                    Phone: (213) 228-6340
                                    Fax: (213) 228-6003
                                    Attention:  Leslie Reuter

                         Copy to:   Donohoe, Jameson & Carroll, P.C.
                                    1201 Elm Street, Suite 3400
                                    Dallas, TX  75270
                                    Phone: (214) 698-3867
                                    Fax: (214) 744-0231
                                    Attention: Michael D. Cuda, Esq.

                 If to the Buyer:   Metromedia Fiber Network Services, Inc.
                                    1 North Lexington Avenue
                                    White Plains, NY 10601
                                    Phone: (914) 421-6700
                                    Fax: (914) 412-7550
                                    Attention: Chief Financial Officer

                         Copy to: Metromedia Fiber Network Services, Inc. One Meadowlands Plaza
                                    East Rutherford, NJ 07073
                                    Phone: (201) 531-8000
                                    Fax: (201) 531-2803
                                    Attention: General Counsel

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

            (h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            (i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and the Seller. The Seller may consent to any such amendment at any time prior to the Closing with the prior authorization of its board of directors. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

            (j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

            (k) Expenses. Each of the Buyer and the Seller will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

            (l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

            (m) Incorporation of Exhibits, Schedules and Disclosure Letter. The Exhibits, Schedules and Disclosure Letter identified in this Agreement are incorporated herein by reference and made a part hereof.

            (n) Bulk Transfer Laws. The Buyer acknowledges that the Seller will not comply with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement.

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
                                      *****

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

                METROMEDIA FIBER NETWORK SERVICES, INC.

            By: ______________________

            Title: _____________________



                PACIFIC GATEWAY EXCHANGE, INC.

            By: ______________________

            Title: _____________________



                PACIFIC GATEWAY EXCHANGE (BERMUDA) LIMITED

            By: ______________________

            Title:_____________________